Exhibit 99.1

Vertrue Reports Fiscal 2006 First Quarter Financial Results

    STAMFORD, Conn.--(BUSINESS WIRE)--Oct. 25, 2005--Vertrue
Incorporated (Nasdaq: VTRU)

    -- Revenues were $157.5 million versus guidance of $152.0 million to $154.0 million

    --  Earnings per share was $0.74 versus guidance of $0.49 to $0.51

    -- Free cash flow was negative $1.7 million versus guidance of negative $1.0 million to positive $1.0 million

    --  Company raises guidance for fiscal 2006

    Vertrue Incorporated (Nasdaq: VTRU), a leading consumer services marketing company, announced today its financial results for the fiscal 2006 first quarter ended September 30, 2005.
    Revenues increased 16% to $157.5 million compared to $135.6 million in the fiscal 2005 first quarter, and $158.7 million in the fiscal 2005 fourth quarter. Revenues related to the Company's 2005 acquisitions were $16.1 million in the fiscal 2006 first quarter and $19.7 million in the fiscal 2005 fourth quarter. The quarter to quarter decrease in revenues from the recent acquisitions was due to the seasonality of those businesses.
    EBITDA increased 12% to $24.0 million compared to $21.4 million reported in the fiscal 2005 first quarter, and $21.0 million reported in the fiscal 2005 fourth quarter. The fiscal 2006 first quarter amount includes stock compensation expense of $1.1 million, recorded in accordance with FAS 123(R). The fiscal 2005 fourth quarter amount includes a one-time $5.5 million charge related to an arbitration award.
    Net income increased 14% to $8.6 million, or $0.74 per diluted share, in the fiscal 2006 first quarter compared to $7.6 million, or $0.65 per diluted share, in the fiscal 2005 first quarter and $7.7 million, or $0.67 per diluted share, in the fiscal 2005 fourth quarter. The fiscal 2006 first quarter amount includes stock compensation expense of $0.7 million, net of tax, or $0.06 per share. The fiscal 2005 fourth quarter amount includes a $3.9 million, net of tax, or $0.30 per share, charge related to an arbitration award.
    Revenues before deferral increased 24% to $147.9 million compared to $119.3 million last year and $148.1 million last quarter. Revenues before deferral related to the Company's 2005 acquisitions were $15.9 million in the fiscal 2006 quarter and $19.2 million in the fiscal 2005 fourth quarter.
    Total members and customers increased to 6.4 million in the first quarter of fiscal 2006 from 6.1 million in the prior year quarter and
6.3 million last quarter.
    Adjusted EBITDA was $18.4 million compared to $11.4 million last year and $13.0 million last quarter. As a percent of Revenue before deferral, adjusted EBITDA was 12% this quarter compared to 10% last year and 9% last quarter. Adjusted EBITDA margins improved due to more efficient marketing spending.
    Free cash flow decreased to negative $1.7 million for the quarter versus positive $7.2 million in the prior year quarter and positive $4.2 million last quarter. The decrease in free cash flow was due to changes in working capital. Changes in assets and liabilities was negative $10.0 million this year compared to positive $1.2 million last year and $4.8 million last quarter and was primarily due to the timing of certain tax and trade payments. Operating cash flow before changes in assets and liabilities increased to $10.1 million from $6.7 million last year and $3.0 million last quarter.
    The September quarter results exceeded guidance provided in the Company's July 28, 2005 press release for all metrics except free cash flow. The better than expected results were due primarily to the increase in the active member base as well as marketing efficiencies achieved. Free cash flow was below guidance due to changes in assets and liabilities which decreased more than estimated.
    "We are off to a strong start in fiscal 2006 with organic growth and solid results from our recent acquisitions fueling our overall financial performance," said Gary Johnson, President and CEO. "Our continued and increasing investments in the Internet are paying off. This Internet focus now spans across our five vertical markets and we believe our opportunities are unlimited."
    During the first quarter ended September 30, 2005, the Company purchased 49,900 shares of its common stock and spent $1.7 million. Pursuant to the share repurchase program, the Company is authorized to repurchase approximately 775,000 additional shares as market conditions permit. As of September 30, 2005, there were 9,716,000 shares of common stock outstanding.

    Business Outlook:

    Management offers the following updated guidance for the fiscal year ended June 30, 2006 (dollars in millions, except per share amounts):


                                                 % Increase/(Decrease)
                               2006 Estimate           vs. 2005
                           --------------------- ---------------------
                              High       Low        High       Low
                           ---------- ---------- ---------- ----------
Revenues                      $647.0     $637.0         12%        10%
EBITDA                          86.6       84.6         10%         7%
Diluted EPS                     2.45       2.35         10%         6%

Revenues before deferral       628.0      617.0         15%        13%
Adjusted EBITDA                 74.5       69.0         30%        20%
Free Cash Flow                  23.0       18.0          8%      (15%)


    The guidance provided above has been increased from the guidance reported in the Company's July 28, 2005 press release for all metrics except free cash flow. Guidance was increased primarily to reflect the improved results reported in the 2006 first fiscal quarter. Free Cash Flow guidance has remained unchanged.
    2006 estimates of diluted EPS, EBITDA and Adjusted EBITDA reflect the expense for the adoption of FAS 123(R), "Share-Based Payment", effective July 1, 2005, of $4.7 million, or $0.24 per share.

    Use of Non-GAAP Measures:

    See the tables on pages 9 and 10 for reconciliations of the non-GAAP financial measures. An explanation of the relevance of these non-GAAP measures is located on page 10.

    Conference Call Note:

    Vertrue's management will host a conference call at 9:00 a.m. Eastern Time on October 25, 2005 to discuss the Company's first quarter results. To listen to the conference call, please dial (800) 857-2613 five to ten minutes before the scheduled start time. Callers will need to enter pass code "VTRU". The conference call will also be available live on the investor relations page of the Company's web site at www.vertrue.com. Please go to the web site at least fifteen minutes prior to the call to register and download any necessary audio software.
    For those who cannot listen to the live broadcast, an audio replay of the call will be available approximately one hour after completion of the call and will remain available until October 30, 2005. To listen to the audio replay, please call (800) 944-1519. A web cast replay of the conference call will also be available on the investor relations page of the Company's web site approximately 2 hours after the end of the call and remain available until October 30, 2005.

    About Vertrue:

    Headquartered in Stamford, Conn., Vertrue Incorporated is a leading consumer services marketing company. Vertrue gives consumers access to services that offer substantial discounts and convenience for important decisions in their everyday lives. Vertrue's valued services span healthcare, personal property, security/insurance, discounts and personals and are available to consumers through an array of online and offline channels. A premier marketing partner to corporate clients, Vertrue offers effective tools to enhance market presence, strengthen customer affinity and generate additional value.

    Any statements herein regarding the business of the Company that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those intended is contained in the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K as filed with the SEC.



                         VERTRUE INCORPORATED
          CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                (In thousands, except per share data)

                                                  Three months ended
                                                    September 30,
                                               -----------------------
                                                  2005        2004
                                               ----------- -----------

Revenues                                         $157,528    $135,623

Expenses:
 Marketing                                         73,899      68,532
 Operating                                         35,083      24,210
 General and administrative                        28,454      24,605
 Amortization of intangible assets                  2,436       1,544
                                               ----------- -----------
Total expenses                                    139,872     118,891
                                               ----------- -----------

Operating income                                   17,656      16,732
Interest expense, net                              (4,457)     (4,643)
Other expense, net                                    (41)       (135)
                                               ----------- -----------

Income before income taxes                         13,158      11,954
Provision for income taxes                         (4,517)     (4,358)
                                               ----------- -----------
Net income                                         $8,641      $7,596
                                               =========== ===========

Diluted earnings per share                          $0.74       $0.65
                                               =========== ===========

Diluted shares used in earnings per share
 calculation                                       12,783      12,949
                                               =========== ===========



                         VERTRUE INCORPORATED
     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                            (In thousands)


                                                   Three months ended
                                                     September 30,
                                                 ---------------------
                                                    2005       2004
                                                  ---------  ---------


Operating Activities
 Net income                                      $   8,641  $   7,596

 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Revenues before deferral                         147,948    119,288
  Marketing costs before deferral                  (69,909)   (62,184)
  Revenues recognized                             (157,528)  (135,623)
  Marketing costs expensed                          73,899     68,532
  Depreciation and amortization                      6,578      5,031
  Stock-based compensation                           1,106          -
  Deferred and other income taxes                     (209)     3,105
  Excess tax benefits from stock-based
   compensation                                       (351)       129
  Other                                                (26)       822
                                                  ---------  ---------
Operating cash flow before changes in assets and
 liabilities                                        10,149      6,696
  Net change in assets and liabilities              (9,985)     1,213
                                                  ---------  ---------
Net cash provided by operating activities              164      7,909
                                                  ---------  ---------

Investing Activities
  Acquisition of fixed assets                       (1,816)      (719)
  Purchases of short-term investments              (16,325)  (211,793)
  Sales of short-term investments                   29,636    205,980
  Acquisitions of businesses, net of cash
   acquired, and other investing activities           (103)       304
                                                  ---------  ---------
Net cash provided by (used in) investing
 activities                                         11,392     (6,228)
                                                  ---------  ---------

Financing Activities
  Net proceeds from issuance of stock                1,620        919
  Treasury stock purchases                          (1,747)    (7,250)
  Debt issuance costs                                    -       (583)
  Payments of long-term obligations                   (182)       (90)
  Excess tax benefits from stock-based
   compensation                                        351          -
                                                  ---------  ---------
Net cash provided by (used in) financing
 activities                                             42     (7,004)
                                                  ---------  ---------
Effect of exchange rate changes on cash and cash
 equivalents                                           281        172
                                                  ---------  ---------
Net increase (decrease) in cash and cash
 equivalents                                        11,879     (5,151)
Cash and cash equivalents at beginning of period    64,356     47,166
                                                  ---------  ---------
Cash and cash equivalents at end of period       $  76,235  $  42,015
                                                  =========  =========



                         VERTRUE INCORPORATED
          CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                            (In thousands)


                                          September 30,    June 30,
                                              2005           2005
                                          -------------  -------------

Assets
Current assets:
 Cash and cash equivalents               $      76,235  $      64,356
 Restricted cash                                 3,084          3,411
 Short-term investments                          3,028         16,223
 Accounts receivable                            12,975         12,559
 Other current assets                           13,378         11,252
 Deferred marketing costs                       35,330         39,226
                                          -------------  -------------
Total current assets                           144,030        147,027
Fixed assets, net                               36,857         39,062
Goodwill                                       201,946        201,499
Intangible and other assets, net                58,115         59,574
                                          -------------  -------------
Total assets                             $     440,948  $     447,162
                                          =============  =============

Liabilities and Shareholders' Deficit
Current liabilities:
 Current maturities of long-term
  obligations                            $         767  $         686
 Accounts payable                               31,764         42,077
 Accrued liabilities                            82,682         82,157
 Deferred revenues                              98,747        108,117
 Deferred income taxes                           9,784          9,780
                                          -------------  -------------
Total current liabilities                      223,744        242,817
Deferred income taxes                            9,478          9,702
Other long-term liabilities                      5,291          5,257
Long-term debt                                 237,854        237,814
                                          -------------  -------------
Total liabilities                              476,367        495,590
                                          -------------  -------------


Shareholders' deficit:
 Common stock; $0.01 par value 40,000
  shares authorized; 19,786 issued
  (19,703 at June 30, 2005)                        198            197
 Capital in excess of par value                174,819        169,463
 Accumulated earnings                           44,321         35,680
 Accumulated other comprehensive income
  (loss)                                           610           (148)
 Treasury stock, 10,070 shares at cost
  (10,020 shares at June 30, 2005)            (255,367)      (253,620)
                                          -------------  -------------
Total shareholders' deficit                    (35,419)       (48,428)
                                          -------------  -------------
Total liabilities and shareholders'
 deficit                                 $     440,948  $     447,162
                                          =============  =============



                         VERTRUE INCORPORATED
                  ADDITIONAL INFORMATION (UNAUDITED)

KEY STATISTICS
                          September 2005   June 2005    September 2004
                          -------------- -------------- --------------
Marketing Services
 Revenue Before Deferral
 Mix:
Monthly                              68%            65%            50%
Renewal annual                       26%            27%            40%
New annual                            6%             8%            10%

Marketing Services Price
 Points:
Monthly                          $13.60         $13.37         $11.83
New annual                         $107           $101           $105

Marketing Services
 Marketing Margin Before
 Deferral:
Monthly                              41%            38%            22%
New annual                           24%            25%            26%
Total                                51%            50%            46%

Average monthly members
 billed (in thousands)            2,049          1,955          1,417


                                          Three months ended
                                            September 30,
                                         -------------------
SEGMENT INFORMATION (in thousands):        2005      2004
                                         --------- ---------
Revenue
 Marketing services                       131,848   117,278
 Personals                                 18,489    18,345
 Corporate and other                        7,191         -
                                         --------- ---------
 Total Revenues                           157,528   135,623
                                         ========= =========

EBITDA
 Marketing services                        26,968    24,140
 Personals                                  2,295     2,307
 Corporate and other                       (5,309)   (5,094)
                                         --------- ---------
 Total EBITDA                              23,954    21,353
                                         ========= =========

Adjusted EBITDA
 Marketing services                        21,625    13,900
 Personals                                  2,230     2,560
 Corporate and other                       (5,491)   (5,094)
                                         --------- ---------
 Total Adjusted EBITDA                     18,364    11,366
                                         ========= =========


                     VERTRUE INCORPORATED
            RECONCILIATION OF NON-GAAP INFORMATION
                       (In thousands)
                         (Unaudited)

                                             Three months ended
                                               September 30,
                                         -------------------------
                                                2005         2004
                                         ------------ ------------

Reconciliation of Revenues before
 Deferral:
Revenues reported                           $157,528     $135,623
Changes in deferred revenue                   (9,580)     (16,335)
                                         ------------ ------------
Revenues before deferral                    $147,948     $119,288
                                         ============ ============

Reconciliation of Marketing
 Costs before Deferral:
Marketing expenses
 reported                                    $73,899      $68,532
Changes in deferred
 marketing                                    (3,990)      (6,348)
                                         ------------ ------------
Marketing costs before
 deferral                                    $69,909      $62,184
                                         ============ ============

Reconciliation of Operating Cash
 Flow before Changes in
 Assets and Liabilities:
Operating cash flow before
 changes in assets and liabilities           $10,149       $6,696
Changes in assets and
 liabilities                                  (9,985)       1,213
                                         ------------ ------------
Net cash provided by
 operating activities                           $164       $7,909
                                         ============ ============

Reconciliation of Free
 Cash Flow:
Free cash flow                               $(1,652)      $7,190
Capital expenditures                           1,816          719
                                         ------------ ------------
Net cash provided by operating
 activities                                     $164       $7,909
                                         ============ ============

Reconciliation of EBITDA
 and Adjusted EBITDA:
Net income                                    $8,641       $7,596
Provision for income taxes                     4,517        4,358
Interest and other
 expense, net                                  4,498        4,778
Depreciation and
 amortization                                  6,298        4,621
                                         ------------ ------------
EBITDA                                        23,954       21,353
Change in deferred revenue                    (9,580)     (16,335)
Change in deferred
 marketing                                     3,990        6,348
                                         ------------ ------------
Adjusted EBITDA                              $18,364      $11,366
                                         ============ ============

                                   VERTRUE INCORPORATED
                          ADDITIONAL QUARTERLY OUTLOOK INFORMATION
                           (In millions, except per share amounts)
                                     (Unaudited)

                               Second Quarter     Full Year
                                 Fiscal 2006     Fiscal 2006
                               --------------- ---------------
Additional Quarterly
 Outlook Information:
Revenue                        $153.5 - 157.0  $637.0 - 647.0
EPS                              $0.53 - 0.55    $2.35 - 2.45
Free Cash Flow                     $1.0 - 2.0    $18.0 - 23.0

                                VERTRUE INCORPORATED
                     RECONCILIATION OF NON-GAAP OUTLOOK INFORMATION
                                    (In millions)
                                     (Unaudited)

                                    Second Quarter     Full Year
                                      Fiscal 2006     Fiscal 2006
                                    --------------- ---------------
Reconciliation of Revenues before
 Deferral:
Revenues reported                   $153.5 - 157.0  $637.0 - 647.0
Changes in deferred
 revenue                              (1.5) - (2.0) (20.0) - (19.0)
                                    --------------- ---------------
Revenues before deferral            $152.0 - 155.0  $617.0 - 628.0
                                    =============== ===============

Reconciliation of Free
 Cash Flow:
Net cash provided by
 operating activities                   $4.0 - 5.0     $33.0 -38.0
Deduct: Capital
 Expenditures                               3.0            15.0
                                    --------------- ---------------
Free Cash Flow                          $1.0 - 2.0    $18.0 - 23.0
                                    =============== ===============

Reconciliation of EBITDA
 and Adjusted EBITDA:
Net income                              $6.0 - 6.2    $26.8 - 28.1
Provision for income taxes               3.2 - 3.4     14.3 - 15.0
Interest and other
 expense, net                               4.7            18.6
Depreciation and
 amortization                               6.2            24.9
                                    --------------- ---------------
EBITDA                                $20.1 - 20.5    $84.6 - 86.6
Changes in deferred
 revenue                              (1.5) - (2.0) (20.0) - (19.0)
Change in deferred
 marketing                                 (2.5)       4.4 - 6.9
                                    --------------- ---------------
Adjusted EBITDA                       $16.1 - 16.0    $69.0 - 74.5
                                    =============== ===============

                          VERTRUE INCORPORATED
                  EXPLANATION OF NON-GAAP INFORMATION

    EBITDA is defined as net income plus interest and other expense, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus the changes in deferred revenue and deferred marketing. These measures are used by management and by the Company's investors to evaluate the performance of our business. However this measure is not a substitute for or superior to net income prepared in accordance with generally accepted accounting principles. A reconciliation of EBITDA and Adjusted EBITDA to net income prepared in accordance with generally accepted accounting principles is presented above.

    The Company's management believes that revenues before deferral, marketing costs before deferral, and marketing margin before deferral are important measures of liquidity and are significant factors in understanding the Company's operating cash flow trends. These non-GAAP measures are used by management and the Company's investors to understand the liquidity trends of the Company's marketing margins related to the current period operations which are reflected within the operating cash flow section of the cash flow statement. GAAP revenues and marketing expenses are important measures used to understand the marketing margins earned during the period in the income statement. However, in order to understand the operating cash flow, it is important to understand the primary, current period drivers of that cash flow. Two of the primary indicators of operating liquidity for the period are revenues before deferral and marketing before deferral, which, when netted together, result in marketing margin before deferral. Revenues before deferral are revenues before the application of SAB 104 and represent the actual membership fees billed during the current reporting period less an allowance for membership cancellations. Marketing costs before deferral are marketing costs before the application of SAB 104 and SOP 93-7 and represent actual marketing costs paid for or accrued for during the current reporting period. Neither revenues before deferral nor marketing costs before deferral exclude charges or liabilities that will require cash settlement. Additionally, these measures are not a substitute for, or superior to, Revenue and Marketing Expense prepared in accordance with generally accepted accounting principles.

    Free cash flow is useful to management and the Company's investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity. Such metric may not be comparable to similarly titled measures used by other companies and is not a measurement recognized under generally accepted accounting principles. A reconciliation of Free Cash Flow to the appropriate measure recognized under generally accepted accounting principles (Net Cash Provided by Operating Activities) is presented above.

    The Company believes that Operating Cash Flow before Changes in Assets and Liabilities is an important measure of liquidity. Operating Cash Flow before Changes in Assets and Liabilities represents the actual cash flow generated in the period, excluding the timing of cash payments and receipts. This measure is used by management and by the Company's investors. However this measure is not a substitute for, or superior to, Net Cash Provided by Operating Activities prepared in accordance with generally accepted accounting principles. A reconciliation of Operating Cash Flow before Changes in Assets and Liabilities to Net Cash Provided by Operating Activities prepared in accordance with generally accepted accounting principles is presented above.



    CONTACT: Vertrue Incorporated
             James B. Duffy, 203-324-7635